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

                                                                  Exhibit 12

            AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)



                                                        Three Months Ended
                                                             March 31,
                                                        2000          1999
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $ 98,393      $ 82,730
  Interest expense                                     160,541       135,306
  Implicit interest in rents                             4,013         3,810

Total earnings                                        $262,947      $221,846


Fixed charges:
  Interest expense                                    $160,541      $135,306
  Implicit interest in rents                             4,013         3,810

Total fixed charges                                   $164,554      $139,116


Ratio of earnings to fixed charges                        1.60          1.59
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